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              [KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP LETTERHEAD]


















                                  September 26, 1997


Board of Directors
Schuylkill Enterprises, Inc.
401 City Line Avenue, Suite 725
Bala Cynwyd, PA 19004

Gentlemen:

    We have acted as special counsel to Schuylkill Enterprises, Inc., a Delaware corporation (the "Company"), and have served in such capacity in connection with the preparation of the Company's Registration Statement on Form SB-2 (Registration No. 33-88270) (the Registration Statement, together with Amendments No. 1 and 2 thereto, the "Registration Statement") as filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, for the offer and sale of up to 100,000 Units (each a "Unit" and collectively the "Units"), each Unit consisting of one share of the Company's common stock, par value $.001 per share (the "Common Shares"), and 5 Class A Redeemable Warrants ("Warrants"), each Warrant exercisable to purchase one Common Share (the "Warrant Shares").

    For purposes of this opinion, we have made such investigations of law, and have examined such originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the



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Board of Directors
September 26, 1997
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effectiveness thereof.  We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material factual matters contained therein which were not independently established.

    Based upon and subject to the foregoing, and the qualifications hereinafter set forth, we are of the opinion that (i) the Units, the Common Shares and the Warrants are duly and validly authorized and (ii) upon the sale and issuance of the Units in accordance with the Registration Statement, (a) the Common Shares will be validly issued, fully paid and non-assessable and (b) the Warrant Shares, when issued in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

    Our opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States specifically referred to herein. No opinion is expressed on any matters other than those expressly referred to herein. The opinion set forth herein is as of the date of this letter and we do not render any opinion as to the effect of any matter which may occur subsequent to the date hereof, and specifically disclaim any obligation to do so.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC promulgated thereunder.

                                  Very truly yours,